Exhibit (a)(31)
1 PotashCorp.com Bill Doyle President & CEO Investor Presentation October 28, 2010 Wayne Brownlee Executive VP & CFO

2 Forward-Looking Statements This presentation contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, valuation and opportunities and effective income tax rates. While the Company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: future actions taken by BHP Billiton, PotashCorp or shareholders of PotashCorp in connection with, or in response to, BHP Billiton's unsolicited offer to purchase PotashCorp's outstanding common shares; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the Company's investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions "Forward-Looking Statements" and "Item 1A - Risk Factors" and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this presentation and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. 2

3 Important Information This presentation is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC") with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information. Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 - 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K G3, (306) 933-8500. 3

4 4 Agenda Q3 results and full-year forecast Situation update Strong long-term industry fundamentals Since the BHP offer in August, industry trends have improved significantly PotashCorp is well positioned to take advantage of positive trends in 2011 PotashCorp's advantaged position expected to continue over the longer term PotashCorp's unique position drives substantial shareholder value not recognized by the BHP offer

5 5 On October 28, 2010 PotashCorp announced positive Q3 results and increased full year 2010 guidance PotashCorp earnings of $1.32 per share ($402.7 million) in the quarter, represent the second-highest third-quarter total in our history Third-quarter performance raised earnings for the first nine months of 2010 to $4.34 per share, or $1.3 billion, surpassing all previous full-year totals with the exception of the record 2008 Third-quarter gross margin of $563.3 million brought our total for the first nine months to $1.9 billion PotashCorp now expects 2010 net income per share to be in the range of $5.75-6.00 per share We believe that PotashCorp continues to be well positioned to take advantage of positive industry fundamentals through 2011 and beyond PotashCorp is confident that the fertilizer industry has passed an important inflection point and is entering a powerful period of growth A tight supply/demand scenario is expected in 2011, with little or no excess potash operational capability Crop prices have recently strengthened and are expected to remain strong We believe current conditions represent the front end of a continuing escalation in demand and pricing for our products The company is setting 2011 earnings guidance in the range of $8.00-8.75 per share Earnings Results and Full-Year Forecast

Situation Update: BHP Offer and Anticipated Timing

- In August 2010, PotashCorp received an unsolicited offer to acquire the company for US$130 per share from BHP Billiton. PotashCorp's Board of Directors unanimously rejected the offer as wholly inadequate and not in the best interests of the company and its stakeholders
- At the time of BHP's bid, PotashCorp believed the fertilizer market, and in particular potash, was on the verge of an inflection point. Since then, the market has recognized these trends, and fertilizer sector stock prices have risen considerably
- We continue to believe that PotashCorp is in a unique position to drive substantial shareholder value that is not reflected in BHP's offer
- Given strengthening fundamentals and PotashCorp's market position, we believe, now more than ever, BHP's offer is wholly inadequate
- Anticipated Key Dates
  - November 3: Investment Canada decision on BHP bid
  - November 4: Securities litigation hearing
  - November 8: Shareholder Rights Plan hearing
  - November 18: Scheduled BHP offer expiry

The Board and PotashCorp unanimously recommend that Shareholders REJECT the BHP offer and NOT TENDER their shares

6

PotashCorp
Helping Nature Provide

Strong Long-Term Industry Fundamentals

Billion People Annual GDP Growth - Percent Source: United Nations, IMF Economic Outlook October 2010 Strong Long-Term Industry Fundamentals Forecast Forecast Population and economic growth driving increased food consumption 8

9 Billion Tonnes Source: USDA, PotashCorp World Grain Profile Consumption Yield Billion Hectares MT/Hectare 9 Higher yield requirements are expected to drive increased fertilizer consumption

10 Since the BHP Offer in August, Industry Trends Have Improved Significantly

11 Percent World Grain Stocks-To-Use Ratio Based on crop year data. For example, 2010F refers to the 2010/11 crop year. Grain includes coarse grains and wheat. 25-Year Average 11 Source: USDA Forecast for the 2010 / 2011 Crop Year Strong demand and production issues in key growing regions continue to tighten world grain stocks As of:

12 Source: Bloomberg $US/Bushel World Crop Prices $US/Bushel $US/Tonne Recent surge in crop prices due to tightening global supplies 12 BHP Proposal BHP Proposal BHP Proposal

13 Crop Return Over Variable Costs 13 Source: USDA, Doane, Malaysian Palm Oil Board, IPNI, CONAB, Bloomberg, PotashCorp $US/Acre Prices have strengthened significantly since August, leading to projected record returns for key crops $US/Acre $US/Acre 5- Year Annual Average 5- Year Annual Low 5- Year Annual High 5- Year Annual Average 5- Year Annual Low 5- Year Annual High 5- Year Annual Average 5- Year Annual Low US Corn Brazilian Soybean Malaysian Oil Palm 5- Year Annual High

Potash Cost as Percentage of Revenue


US Corn
Percent
7
6
5
4
3
2
1
0
5- Year Annual High
5- Year Annual Average
5- Year Annual Low
2010E
2011F
Brazilian Soybean
Percent
7
6
5
4
3
2
1
0
5- Year Annual High
5- Year Annual Average
5- Year Annual Low
2010E
2011F
Malaysian Oil Palm
Percent
14
12
10
8
6
4
2
0
5- Year Annual High
5- Year Annual Average
5- Year Annual Low
2010E
2011F

Based on PotashCorp's projected 2010 and 2011 potash netback prices; corn farm price of $5.00/bushel, soybean futures price of $12/bushel and palm oil price of $875/tonne

Improving crop economics can increase potash demand, supporting higher potash prices

Source: USDA, IPNI, CONAB, PotashCorp

14

PotashCorp
Helping Nature Provide

15 North American Potash Producer Shipments and Inventories Million Tonnes KCl 15 Million Tonnes KCl Forecast Source: TFI, IPNI, PotashCorp We believe that agricultural fundamentals are fueling stronger demand and producer inventory levels have been drawn down significantly Forecast Shipments (12-Month Rolling Average) Ending Inventory

16 Million Tonnes KCl Estimated World Potash Ending Inventory 16 Source: TFI, British Sulfur, Public Filings, Canpotex, PotashCorp Globally, not only are producer inventories tight, distributor inventories have been drawn down

17 Source: TFI Million Short Tons DAP & MAP US Phosphate and Nitrogen Producer Inventory Million Short Tons Urea Strong demand has also tightened phosphate and nitrogen supplies 17

18 Price Change - US$/tonne Fertilizer Price Changes Since BHP Proposal in August *Based on PotashCorp's FOB warehouse posted potash price Price change from August 17, 2010 to October 25, 2010 18 Source: FMB, PotashCorp Improving sector trends have driven fertilizer commodity prices significantly higher since BHP proposal 14% 24% 32% $83 / tonne October 25, 2010 $55 / tonne September 7, 2010

Fertilizer Stock Price Changes Since BHP Proposal



Percent
40
30
20
10
0
-10
Aug-16
Aug-30
Sep-13
Sep-27
Oct-11
Oct-26
Peer Group: +38%
PotashCorp: +30%
S&P 500: +10%
Aug 17: PotashCorp announces BHP proposal

As of October 26, 2010.
Peer group includes: Agrium, CF Industries, Intrepid Potash and Mosaic.

Sector fundamentals have improved significantly since mid-August, driving peer group stock prices higher than PotashCorp's 30 percent increase

Source: Bloomberg, PotashCorp

19

PotashCorp
Helping Nature Provide

We Believe PotashCorp is Well Positioned to Take Advantage of Positive Trends in 2011

21 Million Tonnes KCl World Potash Shipments and Operational Capability 21 Source: Fertecon, PotashCorp We expect a tight supply/demand scenario in 2011 with little or no excess operational capability Demand Total Operational Capability Projected Demand 55-60 MMT

World Potash Operating Rate*



Operating Rate
World Excluding PotashCorp
PotashCorp
100
80
60
40
2010F
2011F
2011F

Global Demand	50MMT	55 MMT	60 MMT

* Based on percentage of operational capability

With global producers at high operating rates, we expect PotashCorp, as swing producer, to capture a significant portion of increased demand

Source: Fertecon, PotashCorp

22

PotashCorp
Helping Nature Provide

Source: World Bank, Fertecon, PotashCorp World Operating Rate** - Percent World Crop Prices; Potash Operating Rate and Prices ** Based on percentage of operational capability FOB Vancouver Spot - $US/tonne Global Crop Price Index* (2000 = 100) * Includes: Cocoa, Coffee, Tea, Sugar, Bananas, Wheat, Rice, Corn, Palm Oil , Soybean, Cotton and Rubber Strong fundamentals are expected to support higher potash prices 23

24 Source: PotashCorp $US Billions PotashCorp Phosphate and Nitrogen Gross Margin Based on 5-year period (2005-2009) Significant earnings potential from phosphate and nitrogen 24 2010F Gross Margin 2011F Gross Margin

25 2010 Fcst Potash Sales Netbacks Potash Sales Vol & Cost Phosphate and Nitrogen 2011 FCST Per share 2502 2502 2502 2502 3478 630 630 630 182 182 164 Gross Margin Bridge (2010F to 2011F) 25 $ Billions 0.6 2.5 0.2 3.5 0.2 2011 Guidance*: Potash sales volume: 9.3 MMT Operational capability: 12.0 MMT Potash netback: $380/MT Potash gross margin: $2.5B EPS: $8.00 - $8.75 Growth in 2011 gross margin expected to be driven primarily by improved potash price * PotashCorp forecast as at October 28, 2010. Figures represent mid point of guidance range Source: PotashCorp

26 PotashCorp's Advantaged Position Expected to Continue Over the Longer Term

27 Source: Fertecon, Public Filings, PotashCorp Million Tonnes KCl World Potash Supply/Demand * Estimated annual achievable production level from existing operations and announced probable and possible brownfield projects. Based on PotashCorp's view of project probabilities. Scenario 1 based on 3.0 percent demand CAGR 2000-2015 Scenario 2 based on 3.5 percent demand CAGR 2000-2015 Balanced to tight market conditions expected in the coming years

Source: PotashCorp Million Tonnes PotashCorp Increasing Operational Capability* * Operational Capability - estimated annual achievable production level PotashCorp's brownfield expansion projects position the company to capture a significant portion of expected future potash demand growth 28

29 2003 2004 2005 2006 2007 2008 2009 2010F 2011F 2012F Post-Expansion Potential Volumes 7.1 8.3 8.164 7.196 9.4 8.556 2.995 8.35 9.3 11 17.1 Netbacks 80.02 102.97 142.57 145.42 166.65 449.12 403.83 312.09 380 450 600 Potash Sales Volumes & Netbacks 29 $US/MT Source: PotashCorp 29 We believe that PotashCorp has a superior growth profile due to tightening fundamentals and the company's increasing operational capability Million Tonnes

30 Significant Operating Leverage EBITDA Sensitivity (US$ Billions) 2011E Operational Capability (12.0 MMT) Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Volume (MMT) $360 $380 $400 9.0 $3.6 $3.9 $4.0 9.3 $3.7 $3.9 $4.0 10.5 $3.9 $4.1 $4.3 Assumes: Gross margin for phosphate and nitrogen of ~US$1.0 Billion Income tax rate of 25%-26%; Provincial mining and other taxes range of 4%-6% of potash gross margin CDN$/US$ = Par Source: PotashCorp EBITDA and EPS Sensitivities at 2011E Operational Capability 30 EPS Sensitivity (US$ per share) 2011E Operational Capability (12.0 MMT) Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Volume (MMT) $360 $380 $400 9.0 $7.78 $8.20 $8.62 9.3 $7.92 $8.38 $8.79 10.5 $8.59 $9.01 $9.37 We believe there is significant upside in PotashCorp's near-term earnings from higher potash prices and volumes

Significant Operating Leverage EBITDA Sensitivity (US$ Billions) Post-Expansion Operational Capability (17.1 MMT) Assumes: Gross margin for phosphate and nitrogen of ~US$1.1 Billion Income tax rate of 25%-26%; Provincial mining and other taxes range of 13%-15% of potash gross margin CDN$/US$ = Par Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Volume (MMT) $400 $600 $800 15.0 $12.08 $18.48 $24.85 16.0 $12.85 $19.72 $26.56 17.0 $13.52 $20.86 $28.17 Source: PotashCorp 31 EPS Sensitivity (US$ per share) Post-Expansion Operational Capability (17.1 MMT) EBITDA and EPS Sensitivities at Post-Expansion Capability Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Realized Potash Price (US$ netback) Volume (MMT) $400 $600 $800 15.0 $5.7 $8.4 $11.1 16.0 $6.1 $8.9 $11.8 17.0 $6.4 $9.5 $12.5 We believe the earnings upside from higher potash prices and volumes is even greater following completion of expansions

32 We Believe that PotashCorp's Unique Position Drives Substantial Shareholder Value Not Recognized by the BHP Offer

POT (Before BHP Proposal in August) HUSP Based on Peer Group POT (Before BHP Offer) 112.15 Peer Group HUSP 155.03 Hypothetical Unaffected Stock Price Analysis (HUSP) 33 Price per POT Share (US$) BHP Offer ($130) Closing Price on 10/26/10 ($145.55) 33 Peer Stock Price Appreciation Approach As of October 26, 2010. Peer Group represents average movement of Agrium, CF Industries, Intrepid Potash and Mosaic since 16-Aug-2010 applied to POT. Correlation and R-squared of Peer Group movements vs. PotashCorp of 0.92 and 0.84, respectively. Analysis based on average stock prices over each month, from August 16, 2005 to August 16, 2010. Correlation analysis excludes Intrepid Potash due to insufficient data based on recent public offering and CF Industries due to Agrium takeover attempt. Sector fundamentals have significantly improved since BHP's offer and have lifted PotashCorp's peer group stock prices. The average appreciation of the peer group implies a PotashCorp HUSP of $155, a level above the BHP offer (meaning the BHP offer represents a discount, not a premium, to market price)

We Believe The Full Value of Equity Investments Is Not Reflected in $155 Price Implied by Peer Stock Price Appreciation Approach


US$ per Share
35
30
25
20
15
10
5
0
~US$0.9B
Total Value of Investments: US$8.1B
Total Value of Investments: US$9.0B
Value Not Recognized at $155 Share Price (~$16/Share)
Value Recognized at $155 Share Price (~$13/Share)
Market Value of POT Investments as at August 17, 2010
Current Market Value of POT Investments
Implied Market Value (13.2x 2011E EV/EBITDA Multiple)

We believe ~$16 per share in market value of PotashCorp's investments is not captured in the $155 stock price implied by the peer stock appreciation approach to HUSP; when adjusted for unrecognized value suggests an unaffected stock price of $171 per share

Assumes: $307MM of EBITDA contribution from investments in 2011F per management estimates; 2011E EV/EBITDA based on management estimates and US$155 share price; market value of investments as at October 26, 2010.
Equity investments include Israel Chemicals, SQM, Sinofert, and Arab Potash Company.
Source: PotashCorp

34

PotashCorp
Helping Nature Provide

Hypothetical Unaffected Stock Price Analysis (HUSP) EBITDA Multiple Approach PotashCorp has historically traded at a significant forward EBITDA multiple to the average of the peer group 35 Enterprise Value / Next Twelve Months EBITDA Average Average Average PotashCorp Premium to PotashCorp Peer Group Peer Group As of Aug. 16, 2010 (2011E Multiple) 10.6x 7.7x 38% 1-Year (NTM Average) 12.3x 8.0x 54% 5-Year (NTM Average) 11.6x 6.9x 69% 8-Year (NTM Average) 12.1x 7.4x 64% Source: FactSet as of October 26, 2010. Peer Group includes: Agrium, CF Industries, Intrepid Potash and Mosaic. Intrepid Potash included post IPO on May 15, 2008.

36 Hypothetical Unaffected Stock Price Analysis (HUSP) EBITDA Multiple Approach Unaffected PotashCorp trading multiples implied by applying historical premiums to the current peer group multiple of 9.7x range from 13.4x to 16.4x EV / 2011E EBITDA (x) 36 Source: FactSet. Peer Group includes: Agrium, CF Industries, Intrepid Potash and Mosaic. Implied multiple based on average peer group EV/NTM EBITDA, to 16-Aug-10.

Hypothetical Unaffected Stock Price Analysis (HUSP)

EBITDA Multiple Approach

	Day Prior to Bid	1-Year Multiple Average	5-Year Multiple Average	8-Year Multiple Average
Peer Group EV / 2011E EBITDA (Current)	9.7x	9.7x	9.7x	9.7x
Average POT Multiple Premium[1]	38%	54%	69%	64%
Applied POT EV / 2011E EBITDA	13.4x	14.9x	16.4x	15.9x

Does not include change of control premium

Implied Unaffected Trading Value per Share[2]



$157
$177
$195
$189
Current ($145.55)
BHP Offer ($130)

	Day Prior to Bid	1-Year Multiple Average	5-Year Multiple Average	8-Year Multiple Average
Implied BHP Offer (Discount) to Unaffected Trading Value (*Excluding* Change of Control Premium)	(17%)	(26%)	(33%)	(31%)

BHP's offer implies a discount to our unaffected stock price on a multiples basis

Source: FactSet.
Peer Group includes: Agrium, CF Industries, Intrepid Potash and Mosaic.

(1) Historical premium of average PotashCorp EV/EBITDA multiple over Peer Group EV/EBITDA, to 16-Aug-10.

(2) Figures are before any upward adjustment to reflect equity investments at current market value. Takeout methodology, based on 297.6mm basic shares outstanding, 11.9mm in-the-money options, net debt of $3,355mm, and option proceeds of $389mm. Based on management 2011E EBITDA of $3.9 billion.

37

PotashCorp
Helping Nature Provide

Historical Premiums in Marquee Canadian Resource Transactions



Percentage(1)
175
150
125
100
75
50
25
0
170%
105%
66%
66%
61%
Fording (2)
Falconbridge
Inco (3)
Alcan
Dofasco

We believe that PotashCorp shareholders deserve a premium to the HUSP, and such control premium should be meaningful as has been the case for other marquee Canadian-based resource companies

Source: Bloomberg, Company filings.

(1) Premium represents final offer relative to unaffected price (share price 1-day prior to corporate action, initial bid or disclosure)

(2) Represents premium to Fording share price prior to announcement of strategic review (announced Dec 5, 2007). Teck announced formal offer of $82 cash and 0.245 Teck B shares per Fording share on Jul 29, 2008

(3) Represents premium to Inco share price prior to bid for Falconbridge (announced Oct 11, 2005). Vale announced formal offer of C$86 cash per Inco share on Aug 14, 2006

38

PotashCorp
Helping Nature Provide

39 Total Shareholder Return Source: FactSet as of 26-Oct-10. Note: Includes reinvestment of dividends at ex-dividend date. 39 PotashCorp Has Delivered Superior Returns Since IPO and Through Many Cycles PotashCorp S&P 500 $1 invested in PotashCorp at IPO would have delivered $8,248 in value today (23% compound annual growth rate) vs. $350 if invested in the S&P 500 (6% CAGR)

40 40 We believe that: PotashCorp is a uniquely valuable asset BHP offer fails to reflect PotashCorp's prospects for continued growth and shareholder value creation PotashCorp's management team has a long history of shareholder value that it expects to carry into the future PotashCorp has delivered compound annual growth of 23% since its IPO, while the S&P 500 has delivered only 6% PotashCorp continues to be exceptionally well positioned to take advantage of positive industry fundamentals through 2011 and beyond PotashCorp expects to grow EBITDA in 2011 to $3.9 billion Following the completion of its brownfield expansions, operational capability will be 17.1 MMT. In a post-expansion environment, PotashCorp believes potash netbacks could rise to $600/MT The BHP offer is timed to deprive shareholders of full value and does not reflect significantly improved industry trends, as evidenced by our assessment of PotashCorp's hypothetical unaffected stock price The market is beginning to recognize these improving fundamentals, with movements in fertilizer peers implying a PotashCorp hypothetical unaffected stock price substantially in excess of BHP's current offer That price does not reflect the full value of our equity investments That price does not give effect to the premium historically accorded to PotashCorp compared to industry peers That price also does not give effect to any control premium PotashCorp's unique position drives substantial shareholder value not recognized by BHP Marquee companies such as PotashCorp have tended to be acquired at substantial premia to their unaffected stock prices BHP's offer price is a discount, not a premium, to both PotashCorp's current trading price and our assessment of hypothetical unaffected stock price PotashCorp Continues To Believe BHP's Offer Is Wholly Inadequate PotashCorp is poised to deliver significant shareholder value

41 USE OF CERTAIN NON-GAAP MEASURES PotashCorp prepares its financial statements in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). In this presentation, references to "EBITDA" are to income or loss from continuing operations before depreciation and amortization, interest and income taxes. EBITDA is not a measure of financial performance (nor does it have a standardized meaning) under Canadian GAAP. The Company uses both GAAP and certain non-GAAP measures to access performance. Management believes these non-GAAP measures provide useful supplemental information to shareholders so that they may evaluate PotashCorp's financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with Canadian GAAP. For historical periods, a reconciliation of EBITDA to net income (loss) from continuing operations is contained in PotashCorp's Financial Review Annual Report for the fiscal year ended December 31, 2009 on pages 76-78, which is attached as Exhibit 13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009. 41